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                                                                    EXHIBIT E(5)



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                         Change of Control Provisions
                     Applicable to Employee Stock Options

(1)  In the event there is a Change in Control of the type described in clause
     (A) of the definition of Change in Control which is not approved by a majority of the members of the Prior Board, then all outstanding Options shall become fully vested and immediately exercisable upon such Change in Control. In the event the stockholders of the Company approve a transaction of the type described in clause (B) of the definition of Change in Control which is not approved by a majority of the members of the Prior Board, then all outstanding Options shall become fully vested and immediately exercisable upon the date of such stockholder approval, which shall be at least 10 business days prior to consummation of the transaction.

(2) In the event there is a Change in Control which is approved by a majority of the members of the Prior Board, in which (i) the transaction results in or will result in a change in ownership of 100% of the combined voting power of the Company's then outstanding securities, or is of the type described in clauses (B)(i), (ii) or (iii) of the definition of Change in Control where the stockholders of the Company will receive consideration in the transaction, and (ii) the Acquiror or any Affiliate of the Acquiror is an issuer of Publicly-Traded Stock, then upon such Change in Control each outstanding Option shall automatically be converted into an option to acquire shares of such Publicly-Traded Stock as follows (a Change in Control transaction of the type described in this paragraph is hereinafter referred to as a "Public Acquiror Transaction"):

     (a) If the consideration paid or to be paid to the stockholders of the Company in the Public Acquiror Transaction consists in whole or in part of Publicly-Traded Stock, then each outstanding Option shall automatically be converted into an option to acquire the kind and amount of shares of such Publicly-Traded Stock (and other securities, money or property) which would be paid to the holder of such Option had such Option been fully vested and exercised immediately prior to the effective time of the Public Acquiror Transaction.

     (b) If the consideration paid or to be paid to the stockholders of the Company in the Public Acquiror Transaction is cash or other consideration not including Publicly-Traded Stock, then each outstanding Option shall automatically be converted into an option to acquire the amount of shares of Publicly-Traded Stock of the Acquiror or its Affiliate equal in value (based on the closing price of such Publicly-Traded Stock as of the effective time of the Public Acquiror Transaction) to the value of the consideration which would be paid to the holder of such Option had such Option been fully vested and exercised immediately prior to the effective time of the Public Acquiror Transaction.

     The converted Options covered by this Section 2 shall have the same vesting schedules, expiration dates and other terms as they had immediately prior to the Public Acquiror Transaction, except that if, within 30 months after the consummation of the Public Acquiror Transaction, the Company or any successor or purchasing entity terminates Employee's employment without Cause, or
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     Employee suffers an Adverse Employment Change, and at the time of such termination or Adverse Employment Change (and immediately thereafter) the chief executive officer of the Company immediately prior to such Change in Control is not the chief executive officer of the issuer of the Publicly-Traded Stock, then all such outstanding Options shall become fully vested and immediately exercisable upon the date of such termination or Adverse Employment Change.

(3) In the event there is a Change in Control which is approved by a majority of the members of the Prior Board, in which (i) the transaction results in or will result in a change in ownership of 100% of the combined voting power of the Company's then outstanding securities, or is of the type described in clauses (B)(i), (ii) or (iii) of the definition of Change in Control where the stockholders of the Company will receive consideration in the transaction, and (ii) neither the Acquiror nor any Affiliate of the Acquiror is an issuer of Publicly-Traded Stock (a Change in Control transaction of the type described in this paragraph is hereinafter referred to as a "Private Acquiror Transaction"), then upon such Change in Control each outstanding Option shall automatically be converted into the right to receive cash payments from the Company or any successor or purchasing entity equal in aggregate principal amount to the excess of (x) the value of the consideration which would be paid to the holder of such Option had such Option been fully vested and exercised immediately prior to the effective time of the Change in Control transaction, over (y) the exercise price which would have to be paid assuming the Option was fully vested and exercised at such time (such excess is hereinafter referred to as the "Cash Value").

     The Cash Value of each such Option shall be paid in installments, with the timing and amount of each such installment to be determined based on the vesting schedule for such Option as in effect immediately prior to the Private Acquiror Transaction (i.e. the payment of the Cash Value of a fully-vested Option shall be made in full upon consummation of the Private Acquiror Transaction; and the payment of the Cash Value of a partially vested Option shall be made in installments, with the first installment due upon consummation of the Private Acquiror Transaction in a percentage amount equal to the percentage of the Option vested at that time, and subsequent installments due on the dates the remaining portion of the Option was to vest in percentage amounts equal to the percentage of the Option vesting on such dates). Amounts due under this Section 3 shall bear interest at the rate of 10% per annum from the date of the consummation of the Private Acquiror Transaction to the date of payment.

     Installment payments of the Cash Value of an Option due after consummation of the Private Acquiror Transaction shall be payable to the Employee only for so long as he remains employed by the Company or any successor or purchasing entity. Notwithstanding anything to the contrary contained herein, if, within 30 months after the consummation of the Private Acquiror Transaction, the Company or any successor or purchasing entity terminates Employee's employment without
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     Cause, or Employee suffers an Adverse Employment Change, and at the time of such termination or Adverse Employment Change (and immediately thereafter) the chief executive officer of the Company immediately prior to such Change in Control is not the chief executive officer of the Company or any successor or purchasing entity, then all installment payments of the Cash Value of the Options not yet paid shall accelerate and become immediately due and payable, together with unpaid interest calculated to the date of payment at the rate of 10% per annum, to the Employee upon the date of such termination or Adverse Employment Change.

(4) In the event there is a Change in Control which is approved by a majority of the members of the Prior Board, in which (i) the transaction results in or will result in a change in ownership of less than 100% of the combined voting power of the Company's then outstanding securities, or (ii) the transaction is a merger of the type described in clause (B)(i) of the definition of Change in Control where the Company is the survivor of the merger and the stockholders of the Company will receive no consideration in the transaction, then the Options shall continue with the same vesting schedules, expiration dates and other terms as they had immediately prior to the Change in Control, except that if, within 30 months after such Change in Control, the Company terminates Employee's employment without Cause, or Employee suffers an Adverse Employment Change, and at the time of such termination or Adverse Employment Change (and immediately thereafter), the chief executive officer of the Company immediately prior to such Change in Control is not the chief executive officer of both the Company and the ultimate parent entity of the Company, then all outstanding Options shall become fully vested and immediately exercisable upon the date of such termination or Adverse Employment Change.

(5) As used herein, the following capitalized terms shall have the following respective meanings:

     "Acquiror" - the person or entity acquiring the shares described in clause
     (A) of the definition of Change in Control, merging or consolidating with the Company as described in clause (B)(i) of the definition of Change in Control, succeeding to the Company's business as a result of a liquidation or dissolution of the Company as described in clause (B)(ii) of the definition of Change in Control, or purchasing all or substantially all of the Company's assets as described in clause (B)(iii) of the definition of Change in Control.

     "Adverse Employment Change" - (A) a reduction in the salary or incentive compensation opportunity of Employee when compared to that in effect immediately prior to the Change in Control, (B) a clear and material reduction in the duties, responsibilities or authority of Employee when compared to those in effect immediately prior to the Change in Control, or
     (C) any change in Employee's principal place of work which would increase Employee's commute by 50 miles or more.
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     Any dispute regarding the existence of an Adverse Employment Change shall be settled by binding arbitration before an arbitrator(s) from the American Arbitration Association ("AAA") mutually agreed to by Employee and his employer, conducted under the rules of the AAA.

     "Affiliate" - an "Affiliate" of the Acquiror is an entity or person that directly, or indirectly, controls, or is controlled by, or is under common control with the Acquiror.

     "Cause" - dishonesty, illegal conduct of a serious nature, gross misconduct, or gross neglect of Employee's duties to the Company.

     "Change in Control" - (A) the acquisition by any person (other than the Company or any affiliate or associate of the Company), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the combined voting power of the Company's then outstanding securities, or (B) the consummation of (i) any merger or consolidation where stockholders of the Company immediately prior to the merger or consolidation do not immediately thereafter hold more than 50% of the combined voting power of the surviving company's then outstanding securities, (ii) a liquidation or dissolution of the Company, or (iii) a sale of all or substantially all of the Company's assets.

     "Prior Board" - the group of individuals most recently elected as directors by stockholders of the Company, or appointed to fill Board vacancies by a majority of such stockholder-elected individuals then serving on the Board, and not Affiliates or nominees of the Acquiror.

     "Publicly-Traded Stock" - any capital stock, shares of which are listed for trading on any national stock exchange or on the over-the-counter market.

(6) The provisions set forth above shall be deemed to amend all option agreements or other agreements between the Company and Employee concerning the Options, and shall control over any inconsistent provisions contained therein. Accordingly, such provisions shall specifically be deemed to replace any section entitled "Corporate Transactions" in any such agreements.

(7) This Agreement shall be binding upon the Company and any successor or purchaser of all, or substantially all, of its assets.